DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), MARCH 31, 1996 AND DECEMBER 31, 1995

                               March 31,        December 31,
                                 1996               1995
ASSETS

CASH AND CASH EQUIVALENTS     $1,174,918         $1,132,783
PROPERTY                       8,604,453          8,684,418
OTHER ASSETS                     120,528             72,944

TOTAL                         $9,899,899         $9,890,145

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                   $1,831,467         $1,734,832

PARTNERS' EQUITY:
General Partners                 (61,343)           (60,475)
Limited Partners               8,129,775          8,215,788
     Total partners' equity    8,068,432          8,155,313

TOTAL                         $9,899,899         $9,890,145

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                March 31,          March 31,
                                  1996               1995
REVENUES:
Rental Income                   $635,761           $575,936
Interest                           8,414              6,627
     Total revenue               644,175            582,563

EXPENSES:
Operating Expenses               342,540            327,049
General and administrative        67,476             59,976
     Total expenses              410,016            387,025

NET INCOME                      $234,159           $195,538

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $231,817           $193,583
    General partners               2,342              1,955
TOTAL                           $234,159           $195,538

NET INCOME PER
   LIMITED PARTNERSHIP UNIT        $7.29              $6.09

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                31,783             31,783

See accompanying notes to financial statements(unaudited).



STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL

EQUITY AT DECEMBER 31, 1994     ($57,314)    $8,528,667   $8,471,353

NET INCOME                         1,955        193,583      195,538
DISTRIBUTIONS                     (3,210)      (317,830)    (321,040)

EQUITY AT MARCH 31, 1995        ($58,569)     $8,404,420   $8,345,851

EQUITY AT DECEMBER 31, 1995     ($60,475)     $8,215,788   $8,155,313

NET INCOME                         2,342         231,817      234,159
DISTRIBUTIONS                     (3,210)       (317,830)    (321,040)

EQUITY AT MARCH 31, 1996        ($61,343)     $8,129,775   $8,068,432

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                      March 31,          March 31,
                                        1996               1995

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 234,159        $ 195,538
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        134,632          134,632
  Changes in assets and liabilities:
     Increase(Decrease) in other assets  (47,584)         231,434
     Increase in liabilities              96,635           65,349
Net cash provided by operating
  activities                             417,842          626,953

CASH FLOWS FROM INVESTING ACTIVITIES-
  Purchase of property and equipment     (54,667)               0

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (321,040)        (321,040)


NET INCREASE IN CASH AND
 CASH EQUIVALENTS                         42,135          305,913

CASH AND CASH EQUIVALENTS:
At beginning of period                 1,132,783          590,983
At end of period                      $1,174,918        $ 896,896

See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund X (the "Partnership") has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 31,783 limited partnership units.

The accompanying financial information as of March 31, 1996, and for the periods ended March 31, 1996 and 1995 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities. Two facilities are located in Warren, Michigan; one facility is located in Troy, Michigan; one facility is located in Crestwood, Illinois; and one facility is located in Forestville, Maryland. As of March 31, 1996, the total cost and accumulated depreciation of the mini-storage facilities is as follows:

        Land                             $ 2,089,882
        Buildings                         10,737,987
        Furniture and Equipment                2,799
        Total                             12,830,668
        Less: Accumulated Depreciation   ( 4,226,215)
        Property - Net                   $ 8,604,453

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.